Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE

ACT OF 1934

Date of report (date of earliest event reported):

September 29, 2008

NaturalNano, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-49901	87-0646435
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

15 Schoen Place

Pittsford, New York 14534

(Address of principal executive offices)

(585) 267-4850

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 2.03. Creation of a Direct Financial Obligation.

On September 29, 2008, NaturalNano, Inc. (“NNAN”), together with its subsidiary, NaturalNano Research, Inc. (collectively, the “Company”) entered into a Loan and Security Agreement, by and among investors listed on Schedule 1 thereto, and Platinum Advisors LLC, as agent for the investors (the “Loan Agreement”), a copy of which is filed herewith. Pursuant to the Loan Agreement, the Company made and delivered to Platinum Long Term Growth IV, LLC (“Platinum”) an 8% Senior Secured Promissory Note Due January 31, 2010 in the amount of $190,000 (the “Platinum Note”), a copy of which is filed herewith and made and delivered to Longview Special Financing Inc. (“Longview” and together with Platinum, collectively, the “Lenders”) an 8% Senior Secured Promissory Note Due January 31, 2010 in the amount of $30,000 (the “Longview Note” and, together with the Platinum Note, collectively, the “Notes”), a copy of which is filed herewith. The Loan Agreement provides for additional advances, subject to performance milestones being achieved by the Company, that could total $2,110,000 in the aggregate.

The Loan Agreement contains customary terms and conditions, including customary events of default, and provides for advances to be made in October and November of 2008, subject to the Company’s satisfaction of funding conditions to be set forth in the Agreement, including performance milestones.

The Notes are convertible into NNAN common stock, with a conversion price of $0.005 that will bear interest at the rate of 8% per annum, with interest payable monthly, in arrears, in freely traded stock or in cash at the election of NNAN. All unpaid interest (and principal) will be due and payable at maturity, on January 31, 2010 and no payments of interest are required prior to January 31, 2009.

The Notes are secured on a pari-passu basis with the Company’s existing indebtedness to the Lenders (the “Existing Debt”) and (i) senior to all other current and future indebtedness of the Company, (ii) secured by all of the assets of the Company and each of its subsidiaries and (iii) unconditionally guaranteed by all subsidiaries of the Company. The Company and the Lenders (and their affiliates) entered into a Forbearance Agreements for the purpose of making the maturity for the Existing Debt coterminous with the maturity date for the Notes.

The Lenders have agreed to deliver all of their existing warrants to purchase NNAN’s stock to NNAN for cancellation and in consideration for the issuance of 5,000,000 shares of preferred stock (the “Preferred Stock”) of NNAN. Longview will be issued 750,000 shares of Series B Convertible Preferred Stock, that will have the rights preferences, designations, qualifications and limitations set forth in the Certificate of Designation for the Series B Convertible Preferred Stock, a copy of which is filed herewith. Platinum will be issued 4,250,000 shares of Series C Convertible Preferred Stock that will have the rights preferences, designations, qualifications and limitations set forth in the Certificate of Designation for the Series C Convertible Stock, a copy of which is filed herewith. The Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock have substantially the same rights preferences, designations, qualifications and limitations, including ranking senior to all other equity interests of the Company, participating in any dividends on an as-converted basis, having an initial aggregate liquidation preference of $10,000, voting on an as-converted basis (with each share of the preferred having 160 votes) and typical protective provisions. The primary difference between the two series of preferred stock is that the Series B Convertible Preferred Stock limits the holder’s aggregate voting power to no more than 4.99% in any general matters submitted to the shareholders for a vote and the Series C Convertible Preferred Stock has certain rights with regard to the appointment of a director to the NNAN’s Board of Directors who will have six (6) votes on all matters brought to the Board for a vote.

Item 9.01 Exhibits.

Exhibit Number	Description

4.1	Certificate Of Designation Of Rights, Preferences, Designations, Qualifications And Limitations Of The Series B Preferred Stock, a copy of which is filed herewith.
4.2	Certificate Of Designation Of Rights, Preferences, Designations, Qualifications And Limitations Of The Series C Preferred Stock, a copy of which is filed herewith.
10.1	Loan and Security Agreement, dated September 29, 2008, by and among investors listed on Schedule 1 thereto, and Platinum Advisors LLC, as agent for the investors, a copy of which is filed herewith.
10.2	8% Senior Secured Promissory Note Due January 31, 2010, made to Platinum Long Term Growth IV, LLC on September 29, 2008, in the amount of $190,000, a copy of which is filed herewith.
10.3	8% Senior Secured Promissory Note Due January 31, 2010, made to Longview Special Financing Inc. on September 29, 2008, in the amount of $30,000, a copy of which is filed herewith.
10.4	Form of Forbearance Agreement, dated September 29, 2008, a copy of which is filed herewith.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURALNANO, INC.

/s/Kent K. Tapper
Date: October 3, 2008	Kent A. Tapper
Chief Financial Officer